Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2025, except for Note 1 and Note 21, as to which the date is June 16, 2025, relating to the consolidated financial statements of USA Rare Earth, LLC. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

(formerly HORNE, LLP)

Ridgeland, Mississippi

February 3, 2026